Exhibit 99.1

2400 Xenium Lane North, Plymouth, Mn 55441 • (763)551-5000 • Fax (763)551-5198 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION

NAMES MARTIN BASSETT TO ITS BOARD OF DIRECTORS

Minneapolis, MN, May 2, 2008 – Christopher & Banks Corporation (NYSE: CBK) today announced that Martin Bassett has been named to its Board of Directors effective May 20, 2008. The election of Mr. Bassett increases the number of Board seats to eight and the number of independent directors to seven. Mr. Bassett will also be a nominee for election at the Company’s next Annual Meeting of Shareholders to be held July 30, 2008.

Martin Bassett, 46, is currently the President and Chief Executive Officer of The Walman Optical Company, the largest independent ophthalmic wholesale company in the United States, with 39 offices in 20 states. Mr. Bassett holds a B.S. in Business and Accounting from the University of Minnesota.

He is a director of The Walman Optical Company, Hydrogel Vision Corporation and The Vision Council of America. Mr. Bassett is also a member of the Young President’s Association and the Minnesota Society of CPA’s.

Larry Barenbaum, Chairman of the Board of Directors, commented:  “We are extremely pleased to have Martin join our Board of Directors. On behalf of the Board, I know we look

CHRISTOPHER & BANKS CORPORATION NAMES MARTIN BASSETT TO ITS BOARD OF DIRECTORS

forward to working with him and are confident we will benefit from his leadership skills, knowledge, management expertise and proven track record.”

About Christopher & Banks

Christopher & Banks is a Minneapolis-based specialty retailer of women’s clothing. The Company, as of May 1, 2008, operated 846 stores under the names Christopher & Banks, C.J. Banks and Acorn. The Company currently has 549 Christopher & Banks stores, 261 C.J. Banks stores and 36 Acorn stores.

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